Exhibit 10.17

LEASE AGREEMENT

by and between

PARKRIDGE ONE, LLC

and

TIME WARNER TELECOM INC.

dated

July 22, 1999

i

VII.
7.01	Property Insurance	24
7.02	Liability Insurance	25
7.03	Hold Harmless; Mutual Indemnity	25
7.04	Waiver of Claims and Recovery Rights	26

VIII.
8.01	Lien for Rent	27
8.02	Default by Tenant	27
8.03	Remedies	28
8.04	Landlord’s Right to Cure Defaults	30
8.05	Non-Waiver	31
8.06	Holding Over	31

IX.
9.01	Assignment or Sublease by Tenant	31
9.02	Assignment by Landlord	33

X.
10.01	Peaceful Enjoyment	33
10.02	Limitation of Landlord’s Personal Liability	33
10.03	Limitation of Interest Holder’s Personal Liability	34

XI.
11.01	Subordination	34
11.02	Estoppel Certificate	35
11.03	Right to Cure Landlord’s Default	36

XII.
12.01	Relocation	36
12.02	Name Change	36
12.03	Legal Fees	37

XIII.
13.01	Notices	37
13.02	Miscellaneous	38

EXHIBIT A	A-1
DESCRIPTION OF LAND

EXHIBIT A.I	AI-2
MONUMENT SIGN LOCATION

EXHIBIT B
FLOOR PLANS OF THE PREMISES	B-1

EXHIBIT C
DETERMINATION OF RENTABLE AREA	C-1

EXHIBIT D
WORK LETTER	D-1

EXHIBIT E
COMMENCEMENT DATE AGREEMENT	E-1

EXHIBIT F
AIR CONDITIONING AND HEATING SERVICES	F-1

EXHIBIT G
BUILDING RULES	G-1

EXHIBIT H
JANITORIAL SPECIFICATIONS	H-1

EXHIBIT I
PARKING	I-1

EXHIBIT J
TERMINATION OF LEASE OPTION	J-1

EXHIBIT K
RENEWAL OPTION	K-1

EXHIBIT L
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT	L-1

EXHIBIT M
SATELLITE EQUIPMENT AND TELECOMMUNICATIONS EQUIPMENT LICENSE	M-1

EXHIBIT N
OPERATING EXPENSE AND REAL ESTATE TAX CREDITS AND ADJUSTMENTS	N-1

EXHIBIT O
RIGHT OF FIRST REFUSAL OPTION	O-1

EXHIBIT P
PREFERENTIAL LEASE RIGHT	P-1

EXHIBIT Q
STORAGE LICENSE	Q-1

EXHIBIT R	R-1
OMNI EXCLUSIVE	R-1

PARKRIDGE ONE

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into by and between ParkRidge One, LLC, a Delaware limited liability company (the “Landlord”), and Time Warner Telecom Inc., a Delaware corporation (the “Tenant”).

In consideration of the rentals reserved hereunder and the duties, covenants and obligations of the other hereunder, Landlord and Tenant hereby covenant and agree as follows:

I.

1.01 Demise of the Premises. Landlord hereby leases, demises and lets to Tenant, and Tenant hereby leases and takes from Landlord, those certain premises (hereinafter sometimes called the “Premises”) located on the all of the 4th floor and all of the 3rd floor (being Suites 400 and 300) of the building known as ParkRidge One (the “Building”) which is located at 10475 Park Meadows Drive, in Littleton (Douglas County), Colorado 80124 (hereinafter sometimes called the “Land”). The Land is more particularly described on EXHIBIT A attached hereto and made a part hereof for all purposes. A floor plan of the Premises is attached hereto and made a part hereof for all purposes as EXHIBIT B. The Building, the Land, all existing underground parking structures or above-ground parking lots owned or controlled by Landlord and servicing the Building and any such structures or parking lots on the Land constructed in the future (the “Parking Facilities”) and such additional facilities on the Land to service any of the foregoing in subsequent years as may be necessary or desirable in Landlord’s reasonable judgment are hereinafter sometimes collectively called the “Project.”

1.02 License to Use Public Areas. Subject to Section 5.03 below, Landlord hereby grants Tenant, its employees, invitees and other visitors, a nonexclusive license for the term of this Lease and all extensions and renewals thereof to use, for the purpose of ingress and egress to the Building, the Parking Facilities, and the Premises, and in accordance with the Building Rules (as hereinafter defined) (a) the sidewalks and other exterior common areas located on the Project; and (b) the lobbies, public corridors and elevator foyers of the Building as such areas are designated by Landlord from time to time for the common use of the Building’s tenants.

1.03 Rentable Area. Landlord and Tenant stipulate and agree for all purposes under this Lease that the Rentable Area (as defined in and determined in accordance with the terms and provisions of EXHIBIT C attached hereto and made a part hereof for all purposes) of the Premises is approximately 56,803 rentable square feet, based upon the final Space Plan (as defined in EXHIBIT D attached hereto and made a part hereof for all purposes), notwithstanding any different measurement thereof that may be made hereafter by or on behalf of either party.

1.04 Term.

(a) The term of this Lease shall commence on November 1,1999 (such date being herein referred to as the “Commencement Date”) and, unless sooner terminated in accordance with the terms and conditions set forth herein, shall expire on the last day of the eighty-seventh (87th) full calendar month after the Commencement Date (the “Expiration Date”).

(b) Tenant, at Landlord’s request, shall execute an agreement (in the form attached hereto as EXHIBIT E and made a part hereof for all purposes). Landlord shall use commercially reasonable efforts to prepare and deliver such agreement to Tenant within fifteen (15) days after the Commencement Date and Tenant shall execute and deliver the agreement to Landlord within five (5) business days of Tenant’s receipt thereof.

(c) Landlord shall deliver the Premises to Tenant upon full execution and delivery hereof and Tenant may enter upon the Premises for purposes of completing Tenant’s Work as more specifically set forth in EXHIBIT D. Tenant, subject to applicable law, may take occupancy of the Premises at any time prior to the Commencement Date. Upon delivery of the Premises to Tenant all terms of this Lease shall apply except Tenant shall not be obligated to pay Base Rental, Additional Rental, or Parking Fees as such terms are hereinafter defined until the Commencement Date.

1.05 Use.

(a) The Premises are to be used and occupied by Tenant (and its assignees and subtenants permitted hereunder except as set forth in Subsection 9.01(c)(vi)) solely for general office use and telecommunications services and related office uses including installation and use of all equipment reasonably required to run such operations all of which shall be consistent with a first class multi-tenant suburban office building and for no other purpose. Without limiting the foregoing, the Premises shall not be used for any purpose which would tend to lower the first-class character of the Building, or create excessive elevator loads and/or usage, or materially increase wear and tear on the Building’s mechanical, electrical and plumbing systems, or materially increase the Building’s maintenance and/or janitorial services. Tenant shall not be allowed to: (i) have more than five (5) persons per one thousand (1,000) square feet of Rentable Area occupy the Premises, (ii) use the space as a consular office for any foreign government; or (iii) use the space as an office for any governmental or regulatory authority, agency or bureau.

(b) Tenant shall not occupy or use the Premises, or permit any portion of the Premises to be occupied or used as a mutual fund company or for any business or purpose which violates any exclusive given to other tenants in the Project as set forth on EXHIBIT S, attached hereto and made a part hereof, or which is unlawful, disreputable or deemed to be hazardous on account of fire or other hazards, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents, or which would produce strong, unusual or offensive odors, fumes, dust or vapors, or that is a public or private nuisance, or that emits noise or sounds that are objectionable to a person of reasonable judgment due to intermittence, beat, frequency, shrillness or loudness. Tenant shall not permit any cooking within the Premises except the use of a microwave oven and toaster. The Building is a “non-smoking” Building. Tenant agrees that no smoking is allowed in the Premises or in the Public Areas of the Building except in a designated smoking area of the Parking Facilities, as determined from time to time by Landlord. “Public Areas” shall include but are not limited to: Parking Facilities, building lobbies, elevators, elevator lobbies, corridors, restrooms, mailrooms, public break rooms, stairwells and pedestrian tunnels (if any).

II.

2.01 Base Rental. Tenant hereby covenants and agrees to pay to Landlord as partial consideration for Tenant’s use and occupancy of the Premises a base annual rental (the “Base Rental”). which Base Rental shall be payable in monthly installments in advance on the first day of each month beginning on the Commencement Date in accordance with the following schedule:

Time Period	Rate per Square Foot of Rentable Area	Annual Base Rental	Monthly Installment
Any Partial Month Prior to First Full Month and Months 1-15	$21.60	$1,226,945.00	$102,245.40
Months 16–27	$22.10	$1,255,346.00	$104,612.19
Months 28–39	$22.60	$1,283,748.00	$106,978.98
Months 40–51	$23.10	$1,312,149.00	$109,345.78
Months 52–63	$23.60	$1,340,551.00	$111,712.57
Months 64–75	$24.10	$1,368,952.00	$114,079.36
Months 76–87	$24.60	$1,397,354.00	$116,446.15

Landlord shall not collect nor demand from Tenant Base Rental or Additional Rental for the first ninety (90) days of the term of the Lease commencing as of the Commencement Date (the “Rent Concession”). Such ninety-day period shall be referred to herein as the “Free Rent Period”. In addition, if any portion of the Allowance (as defined in EXHIBIT D) is not used by Tenant to complete Tenant’s Work (as defined in EXHIBIT D) in accordance with the Space Plans and Construction Drawings (as defined in EXHIBIT D) approved by Landlord and no Event of Default has occurred and is continuing, the unused Allowance (the “Unused Allowance”) shall at Tenant’s option upon not less than thirty (30) days prior notice to Landlord after final determination of any Unused Allowance and receipt of all final lien waivers for the Tenant, be credited against any Rent then due Landlord from Tenant or Tenant may receive a payment equal to the Unused Allowance. With respect to any expansion or renewal of this Lease for which Tenant is provided an allowance for tenant improvements, the portion of the allowance not used by Tenant for such tenant improvements (not in excess of twenty-five percent (25%) of such allowance) may be credited against any Rent payable during the extension or renewal term on the same terms as set forth above.

2.02 Additional Rental.

(a) In addition to the Base Rental for each calendar year (or portion thereof) during the term of this Lease, Tenant shall pay as additional rent (the “Additional Rental”) Tenant’s Proportionate Share (as hereinafter defined) of the Operating Expenses (as hereinafter defined) for that year in excess of the Operating Expenses for the Base Year (as hereinafter defined) and Tenant’s Proportionate Share of the Real Estate Taxes (as hereinafter defined) in excess of the Base Real Estate Taxes (as hereinafter defined) for that year. On or about the beginning of each calendar year during the term of this Lease, Landlord shall deliver to Tenant Landlord’s good faith estimate (the “Estimated Additional Rental”) of the Additional Rental for that year. The Estimated Additional Rental shall be paid in equal installments in advance on the first day of each month. If Landlord does not deliver an estimate to Tenant for any year by January 1 of that year, Tenant shall continue to pay Estimated Additional Rental based on the prior year’s estimate. From time to time during any calendar year (but not more than twice during any calendar year), Landlord may, upon thirty (30) days prior written notice, revise its estimate of the Additional Rental for that year based on either actual or reasonably anticipated increases in Operating Expenses or Real Estate Taxes, and the monthly installments of Estimated Additional Rental shall be appropriately adjusted for the remainder of that year in accordance with the revised estimate so that by the end of the year, the total payments of Estimated Additional Rental paid by Tenant shall equal the amount of the revised estimate. The parties acknowledge and agree that during calendar year 2000, Tenant’s Estimated Additional Rental shall be only Tenant’s Proportionate Share of the Real Estate Taxes in excess of the Base Real Estate Taxes.

(b) “Base Year” means calendar year 2000.

(c) “Base Real Estate Taxes” shall mean Real Estate Taxes of $2.25 per rentable square foot multiplied by the aggregate Rentable Area for the Building.

(d) “Tenant’s Proportionate Share” means the percentage determined by dividing the Rentable Area contained within the Premises by the aggregate Rentable Area of the space within the Building. Landlord and Tenant hereby stipulate and agree for all purposes under this Lease that the aggregate Rentable Area of the Building is 166,644 rentable square feet, notwithstanding any different measurement thereof that may be made hereafter by or on behalf of either party. Accordingly, unless and until any space is added to or deducted from the Premises (without implying any right in Landlord or Tenant to add space to or deduct space from the Premises, except as expressly set forth in this Lease), Tenant’s Proportionate Share shall be 34.0864%.

(e) “Operating Expenses” shall mean all customary and ordinary expenses, costs and disbursements of every kind and nature, computed on an accrual basis, incurred by Landlord or paid by or on behalf of Landlord in connection with the operation, maintenance and repair of the Project, excluding only the costs and expenses described in Section 2.02(e) below. Without limiting the generality of the foregoing, Operating Expenses include the following:

(i) Wages and salaries of all persons (up to the level of building manager) directly engaged in the operation, maintenance, cleaning, security or access control for the Project, including taxes, insurance and benefits relating thereto.

(ii) All supplies, tools, equipment and materials used in the operation and maintenance of the Project, and the reasonable rental value of the Building management office to the extent used for the operation or management of the Building.

(iii) Cost of all utilities for the Project, including but not limited to the cost of water, sewer, gas, electricity, telephone and cable service.

(iv) Cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to security service, window cleaning, snow and ice removal, elevator maintenance, janitorial service and landscaping maintenance.

(v) Cost of repairs and general maintenance for the Project (excluding repairs and general maintenance costs that are paid by proceeds of insurance or by Tenant or other third parties).

(vi) Amortization of the cost of installation of capital investment items that are hereafter installed for the purpose of reducing Operating Expenses or which may be required or recommended by any laws, ordinances, orders, rules, regulations and requirements hereafter enacted, or any other capital investment items which relate to the maintenance and repair of the Project or any replacements of improvements, equipment or other capital investment items necessary for Landlord to satisfy its obligation under Section 3.05 of this Lease, provided that with respect to capital investment items that are installed for purposes of reducing Operating Expenses, the maximum amount of such items which may be amortized in any year shall be the amount which Landlord reasonably estimates has been saved in Operating Expenses during that year resulting from the installation of such items. All such costs which relate to the installation of a capital investment item shall be amortized over the reasonable life of the capital investment item, with the amortization schedule being determined in accordance with generally accepted accounting principles.

(vii) The cost of all insurance relating to the Project, as set forth in Sections 7.01 and 7.02 hereof.

(viii) All Project management fees.

(ix) The common area costs in the Project and expenses related to the Land and recorded easements and covenants.

(f) Landlord hereby agrees that the term “Operating Expenses” shall not include any of the following expenses:

(i) debt service or rentals under any ground lease;

(ii) costs for which Landlord is entitled to specific refund or reimbursement (A) by insurance, warranties, or service contracts, or (B) as a separate charge by Tenant, by any other tenant of the Building, or by any other third party;

(iii) costs incurred by Landlord in connection with the negotiation of any tenant lease in the Project, including leasing commissions, legal fees and leasehold improvements expenses (and/or allowances therefor);

(iv) any other costs and expenses for services or amenities that are not generally provided to all tenants in the Building;

(v) any increases in Controllable Operating Expenses after the Base Year which are greater than five percent (5%) of the prior year’s Controllable Operating Expenses. For purposes hereof, “Controllable Operating Expenses” shall mean all Operating Expenses except the following: (A) utilities, (B) insurance, (C) those items affected by labor costs, such as janitorial services, in the event of an increase in the legal minimum wage, and (D) those items of Operating Expenses affected by the amount of usage which are outside Landlord’s reasonable control (e.g., Landlord can control the hourly rate for snow removal, which hourly rate will be subject to the above cap, but Landlord cannot control the number of times snow removal will be necessary during the year and there shall be no limit on snow removal costs attributable to the number of times that snow removal occurs). If an Operating Expense had not previously been incurred then the five percent (5%) limit thereon shall be imposed in the year subsequent to the date such Operating Expense was first incurred. Furthermore if the increase in Controllable Operating Expenses in any fixed price contract in any year is less than 5% in any year (e.g., due to a three-year fixed contract price or Landlord’s ability to avoid or limit such Operating Expenses in intervening years) the five percent (5%) limit shall be calculated as if there were 5% increases in each prior year.

(vi) except as set forth in Section 2.02(e)(vi) above, expenditures classified as capital expenditures for federal income tax purposes or any non-cash charges such as depreciation or amortization;

(vii) legal and consultant fees or any other associated fees incurred with respect to any disputes with other tenants or their contractors or vendors;

(viii) legal costs, fines, or penalties incurred by Landlord due to violation by Landlord of (A) any governmental rule or regulation or (B) the terms or conditions of any lease of space in the Building;

(ix) Landlord or its agent’s corporate overhead;

(x) costs or expenses incurred in connection with removal, enclosure, and capsulation or other handling of Hazardous Substances, unless arising in the ordinary course of maintaining and repairing an office building (i.e., paint storage, spills in parking lot, or generator fuel from the Building generator);

(xi) increased insurance costs caused specifically by another tenant in the Building;

(xii) cost of installing, operating, and maintaining any speciality service such as a library, club, sandwich shop, or athletic club (exclusive of the common showers located in the Building);

(xiii) costs of any work or services performed on any facility other than located at the Project;

(xiv) any costs of painting the interior of any tenant’s premises;

(xv) costs of initial landscaping of the Project;

(xvi) cost of the initial stock of tools and equipment for the operation, repair and maintenance of the Project;

(xvii) costs of acquiring objects of art including sculptures and paintings;

(xviii) costs of repairing construction defects to the base Building and Parking Facilities;

(xix) costs of advertising, tenant gifts and promotions;

(xx) costs of material capital improvements or material changes to the structure of the Building which are not required by applicable law or are not in the nature of repair, maintenance and replacement of existing improvements or otherwise not in keeping with Landlord’s obligations as set forth in this Lease;

(xxi) any costs for goods and/or services representing an amount paid to any person, firm, corporation or other entity affiliated with Landlord (or any partner thereof) which is in excess of the fair market value of such goods and/or services if said goods and/or services had been rendered by an unaffiliated third party;

(xxii) late fees, charges and penalties;

(xxiii) costs necessitated by or resulting from the gross negligence or willful misconduct of Landlord, its vendors, agents, employees, and/or independent contractors;

(xxiv) costs arising out of Landlord’s charitable or political contributions and fees or dues payable to trade associations;

(xxv) wages and benefits of any employee who does not devote substantially all of his or her time to the Project unless such wages and benefits are allocated to reflect the actual time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project;

(xxvi) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project; and

(xxvii) management fees in excess of four percent (4%) of the aggregate of all base rent and additional rent collected for the Project.

(g) “Real Estate Taxes” means all federal, state, county or municipal taxes, assessments, fees, impositions, levies and governmental charges relating to the Project, whether paid directly by Landlord or through an escrow arrangement with a mortgagee or ground lessor, and whether they be by taxing districts or authorities presently taxing or assessing the Project or by others subsequently created or otherwise, and any other taxes, assessments, fees, impositions, levies, and governmental charges attributable to the Project or its operation, excluding, however, federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project; provided, however, that if at any time during the term of this Lease, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof shall be discontinued and as a substitute therefor, or in lieu of an addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from the Project or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within Real Estate Taxes to the extent that such substitute or additional tax would be payable if the Project were the only property of Landlord subject to such tax. It is agreed that Tenant will be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Premises to the extent that the same exceed the Allowance and the portion of the Additional Allowance used by Tenant (but only if such excess leasehold improvements can be reasonably identified as having increased the value of the Building and only in such event may Landlord may make a reasonable allocation of the ad valorem taxes assessed on the Project to give effect to this sentence). Once the Project is fully assessed as a completed Project, then Landlord agrees that if it is not otherwise appealing such assessment and if the assessment of the Project for Real Estate Taxes by the County of Douglas in any year exceeds 110% of the prior year’s assessment, then upon prompt and timely receipt of Tenant’s request

Landlord will appeal such assessment and the reasonable costs of any appeal shall be an Operating Expense.

(h) Within one hundred fifty (150) days after the end of each calendar year during the term of this Lease, or as soon as reasonably practicable thereafter, Landlord shall provide Tenant a statement (“Expense Statement”) showing the Base Year Operating Expenses, Base Real Estate Taxes, and Operating Expenses and Real Estate Taxes in excess of the Base Year Operating Expenses and Base Real Estate Taxes respectively for said calendar year, prepared in accordance with generally accepted accounting principles, and a statement prepared by Landlord comparing Estimated Additional Rental paid by Tenant with Additional Rental for such calendar year. For calendar year 1999 the Expense Statement shall only show Base Year Operating Expenses, Base Real Estate Taxes, and actual Real Estate Taxes in excess of Base Real Estate Taxes. In the event that Estimated Additional Rental paid by Tenant exceeds the amount of Additional Rental for said calendar year, Landlord shall pay Tenant an amount equal to such excess at Tenant’s option, by either giving a credit against rentals next due, if any, or by direct payment to Tenant within thirty (30) days of the date of such Expense Statement. In the event that the Additional Rental exceeds Estimated Additional Rental paid by Tenant for said calendar year, Tenant shall pay the difference to Landlord within thirty (30) days of receipt of the Expense Statement. The provisions of this Section 2.02(f) shall survive the expiration or termination of this Lease.

(i) Except for credit for Operating Expense set forth on EXHIBIT N, if the actual Operating Expenses for any calendar year for the Project are less than the Base Operating Expenses, Tenant shall not be entitled to any credit or refund for such difference. If the actual Real Estate Taxes are less than the Base Real Estate Taxes for any calendar year Tenant shall not be entitled to a credit or refund for such difference except as more specifically set forth in EXHIBIT N.

(j) Notwithstanding any other provision herein to the contrary, it is agreed that if the Building is less than ninety-five percent (95%) occupied during any calendar year (or portion thereof), an adjustment using the BOMA gross-up method identified in the Escalation Handbook for Office Buildings by William H. Brownfield, published by BOMA, 1998, shall be made in computing each component of the Operating Expenses that actually varies with the rate of occupancy of the Building for that year so that the total Operating Expenses shall be computed for such year as though ninety-five percent (95%) of the Building had been occupied during such year.

(k) In the event any facilities, services or utilities used in connection with the Building are provided from another building owned or operated by Landlord within the office park or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses by Landlord on a reasonably equitable basis and consistent with other relevant provisions of this Lease.

(l) Except for estimated Additional Rental or as otherwise set forth in other leases in the Building, Landlord will not collect or be entitled to collect Operating Expenses from all of the tenants of the Building in an amount which is in excess of one hundred percent (100%) of the

Operating Expenses actually paid or incurred by Landlord in connection with the provisions of Section 2.02 hereof. All assessments which can be paid by Landlord in installments shall be paid by Landlord in the maximum amount of installments permitted by law and not included in Operating Expenses except in the year in which the installment is actually paid, provided, however, Landlord may prepay such assessments provided that Landlord may not include in Real Estate Taxes or Operating Expenses for a particular year more than the installments that would have been payable for the year in question plus any interest to extent that it would have been included in the installments.

(m) Tenant shall have the right to request, review and copy, at Tenant’s expense, Landlord’s books and records regarding the determination of Operating Expenses for the calendar year that is the basis of an Expense Statement only upon written notice to Landlord and scheduling an appointment in advance. Such notice must be delivered within ninety (90) days following Landlord’s delivery of the Expense Statement to Tenant and the review completed within one hundred fifty (150) days after delivery of such notice. Any such review shall be conducted during normal business hours at Landlord’s office in the Denver metropolitan area or such other office as reasonably designated by Landlord. Any party conducting the review must be a certified public accountant from an accounting firm reasonably acceptable to Landlord. Tenant may have such review performed on a contingency fee basis provided the party conducting the review conforms with the prior sentence and Landlord shall not be obligated to pay any of the costs or fees owing to such party. In the event that Landlord and Tenant confirm pursuant to an Expense Statement or Landlord’s acceptance (subject to dispute resolution below) of the results of Tenant’s review (as applicable) that Estimated Additional Rental paid by Tenant exceeds Additional Rental for said calendar year, Landlord shall pay Tenant an amount equal to such excess at Tenant’s option, by either giving a credit against Rent next due, or by direct payment to Tenant within thirty (30) days of the date of such Expense Statement or acceptance. Notwithstanding the foregoing, if no Event of Default has occurred and is continuing and Tenant requests a refund rather than a credit from Landlord in writing, Landlord shall refund said amount to Tenant within thirty (30) days of Landlord’s receipt of Tenant’s request. In the event that the Additional Rental exceeds Estimated Additional Rental for said calendar year, Tenant shall pay the difference to Landlord within thirty (30) days of receipt of the Expense Statement. If Tenant does not object in writing to an Expense Statement within ninety (90) days following receipt of such Expense Statement, specifying the nature of the item(s) in dispute and the reasons therefor or within sixty (60) days of Tenant’s completion of the review as set forth above, the Expense Statement shall then be considered final and accepted by Tenant. Any amount due to Landlord as shown on an Expense Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided in Section 2.02(f) above, without prejudice to any such written exception pending resolution thereof. Tenant shall use reasonable efforts to keep the results of any such review held in strict confidence by Tenant and its representatives. If Landlord disputes the review, both parties shall within twenty (20) days agree upon a neutral third party certified public accountant whose determination shall be binding upon both parties. Except as set forth below, if it is finally determined that Tenant overpaid Additional Rental by more than five percent (5%) then Landlord shall pay all reasonable costs of Tenant incurred in such proceeding (other than any costs and fees of any contingency fee consultants utilized by Tenant, which shall be the sole obligation of Tenant as set forth above), otherwise Tenant shall pay all of Landlord’s expenses incurred in connection therewith. The provisions of this Subsection (i) shall survive the expiration or termination of this Lease.

2.03 Rental Payments.

(a) Tenant hereby covenants and agrees to pay the Base Rental and Estimated Additional Rental (collectively, the “Stated Rentals”) and all other sums of money as shall become due from and payable by Tenant to Landlord under this Lease inclusive of the Exhibits hereto (collectively, “Rent”) in lawful money of the United States to Landlord at Landlord’s address as provided herein (or to such other persons or at such other address(es) as may be designated by Landlord in writing from time to time) Stated Monthly Rentals shall be paid monthly in advance on the first day of each month.

(b) If the term of this Lease as described above commences on other than the first day of a calendar month or terminates on other than the last day of a calendar month, then the installments of Stated Rentals for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. The payment for such prorated month shall be calculated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the lease term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the total number of days occurring in said commencement or termination month.

(c) Except as otherwise specifically provided in this Lease Tenant shall pay all Rent at the times and in the manner provided in this Lease, without demand, set-off or counterclaim. Tenant hereby acknowledges and agrees that (i) Landlord and Tenant have expressly negotiated that except as otherwise provided in this Lease, Tenant’s covenants to pay Rent under this Lease are separate and independent from Landlord’s covenant to provide services and other amenities hereunder and (ii) had the parties not mutually agreed upon the independent nature of Tenant’s covenants to pay all Rent hereunder, Landlord would have required a greater amount of Rent in order to enter into this Lease.

(d) In the event any Rent is not paid when due, then Landlord and Tenant agree that Landlord will incur additional administrative expenses, the amount of which will be difficult, if not impossible to determine. Accordingly, in addition to the obligation to pay Rent, Tenant shall pay to Landlord a late charge for such late payment in the additional amount of four percent (4%) of the amount of such late payment of Rent. Notwithstanding the above, Landlord agrees to waive such four percent (4%) late charge if such Rent is paid within five (5) days of Tenant’s receipt of written notice of nonpayment; however, Landlord shall have no further obligation to give such notice and whether or not any other notices are given such waiver shall not occur more than once in any consecutive twelve (12) month period during the Lease term or any extended term.

(e) All Rent shall bear interest from the date due until paid at a rate (the “Default Rate”) equal to the lesser of (i) a floating annual rate equal to two percent (2%) above the Prime Rate reported in the Money Rates column or section of the most recent issue of The Wall Street Journal (“Prime Rate”), automatically adjusting with each change in the Prime Rate, and (ii) the maximum non-usurious rate of interest permitted by the applicable laws of the State of Colorado. Notwithstanding the foregoing, Landlord shall not more than once during any consecutive twelve (12) month period during the Lease term or any extended term, waive its right to collect the interest as set forth above if Tenant pays the Rent within five (5) days of receipt of written notice of nonpayment. Nothing herein shall require Landlord to give any additional notices; however, if Landlord does elect for any reason to give more than one notice of nonpayment during any twelve (12) month period, the waiver of Landlord’s right to collect interest shall not be waived.

2.04 Security Deposit. Intentionally Deleted.

III.

3.01 Services. Subject to the provisions of Sections 3.02 and 3.03 below, Landlord shall furnish the following services and amenities (collectively, the “Required Services”) to Tenant (and its assignees and subtenants permitted hereunder) while occupying the Premises:

(a) Hot and cold domestic water at those points of supply in the Building common areas provided for general use of the tenants of the Building;

(b) Central heat, ventilation and air conditioning, at such times, at such temperatures and in such amounts as are reasonably considered by Landlord to be standard, but in keeping with the standards of other first-class office buildings of comparable age and size in the southeast suburban Denver, Colorado office market, all as more particularly described on EXHIBIT F attached hereto and made a part hereof for all purposes;

(c) Electric lighting service for all public areas of the Building, Project and special service areas of the Building in the manner and to the extent reasonably deemed by Landlord to be in keeping with the standards of other first class office buildings of comparable age and size in the southeast suburban Denver, Colorado office market and electric lighting service to the Premises in the amount of at least two (2) watts per square foot of Rentable Area of the Premises;

(d) Janitorial service comparable to that provided by landlords of other first-class office buildings of comparable age and size in the southeast suburban Denver, Colorado office market and consistent with other similar tenants in the Building on a five (5) day per week basis including, at a minimum, those services set forth in EXHIBIT H attached hereto; provided, however, if Tenant’s floor coverings or other improvements require special cleaning or care in excess of that provided for by Landlord in EXHIBIT H, Landlord will provide such additional cleaning or care only upon special agreement with Tenant;

(e) On-site security equipment for the Building perimeter; provided, however, that Tenant agrees that Landlord shall not be responsible for the adequacy or effectiveness of such security;

(f) Sufficient electricity during normal operating hours to operate personal computers, calculating machines, photocopying machines and other machines of similar low electrical consumption (120/208 volts); provided, however, total rated power consumption by said machines of low electrical consumption shall not exceed eight (8) watts connected load per square foot of Rentable Area of the Premises. Tenant shall pay to Landlord, monthly as billed, such charges as may be separately metered or as Landlord’s engineer shall reasonably compute for any electrical service usage in excess of 2.25 kilowatt hour per square foot of Rentable Area of the Premises per month at the same rate charged by the utility company. If any electrical equipment requires air conditioning in excess of Building standard as reasonably determined by Landlord, the same shall be installed with applicable meters, at Tenant’s expense and Tenant shall pay all additional operating costs relating thereto above the allotted power consumption set forth above, including, without limitation, any additional maintenance, repairs and utilities related to such electrical equipment and above Building standard air conditioning equipment. Prior to any such metering or installation, Landlord shall provide written notice to Tenant and Tenant shall have thirty (30) days from the date of such notice in which to cease and discontinue the usage causing the need for such metering and installation, failing which Landlord shall be permitted to perform such metering and installation in accordance with this paragraph;

(g) All Building standard fluorescent bulb replacement in all areas and all incandescent bulb replacement in Public Areas;

(h) Non-exclusive passenger elevator service to the Premises twenty-four (24) hours per day 365 days per year; and

(i) Maintenance of the roof, exterior walls, load-bearing columns, foundation, floor slabs, and other structural components and base building components of the Project including but not limited to the following: mechanical, electrical and plumbing systems of the Project, common areas, public restrooms, restrooms on multi-tenant floors, and exterior lighting and landscaping of the Project.

3.02 Governmental Regulations. The obligations of Landlord to provide the Required Services shall be subject to governmental regulation thereof (i.e., rationing, temperature control, etc.) and any such regulation that impairs Landlord’s ability to provide the Required Services as herein stipulated shall not constitute a default hereunder but rather providing the applicable Required Services to the extent allowed pursuant to such regulations shall be deemed to be full compliance with the obligations and agreements of Landlord hereunder.

3.03 Failure to Provide Required Services. To the extent any of the Required Services require electricity, gas and water supplied by public utilities or others, Landlord’s covenants hereunder shall only impose on Landlord the obligation to use its commercially reasonable efforts to cause the applicable public utilities or other providers to furnish the same. Failure by Landlord to furnish any of the Required Services to any extent, or any cessation thereof, due to failure of any public utility or other provider to furnish service to the Building, or any other cause beyond the reasonable control of Landlord, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor result in an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. In the event of any failure by Landlord to furnish any of the Required Services to any extent, or any cessation thereof, due to malfunction of any equipment or machinery, or any other cause within the reasonable control of Landlord, Tenant shall have no claim for rebate of Rent or damages on account thereof, provided that Landlord utilizes its reasonable efforts to promptly repair said equipment or machinery and to restore said Required Services as soon thereafter as is reasonably practicable.

In the event due to causes within the reasonable control of Landlord, HVAC, water, toilets, electric service or elevator service are terminated or substantially reduced such that the Premises are rendered untenantable in the reasonable determination of Landlord and Tenant for five (5) consecutive days and the Premises are in fact not occupied by Tenant for five (5) consecutive days, then Base Rent shall abate on a per diem basis until such services are restored in a manner reasonably consistent with the level of such services provided prior to the event giving rise to the abatement. In no event shall there be any abatement if the problem with the services was caused in whole or in part by the negligent act or omission or misconduct of Tenant, its agents, employees, contractors, sublessees or licensees or if Tenant’s sublessees or licensees are not entitled to rent abatement from Tenant.

3.04 Additional Services. Tenant hereby acknowledges and agrees that, except for the Required Services, Landlord, its agents and representatives, have made no representations whatsoever of any additional services or amenities to be provided by Landlord now or in the future under this Lease. Notwithstanding the foregoing, Tenant recognizes that Landlord may, at Landlord’s sole option, elect to provide additional services or amenities for the tenants of the Building from time to time, and hereby agrees that Landlord’s discontinuance of any provision of any such additional services or amenities shall not constitute a default of Landlord under this Lease nor entitle Tenant to any abatement of or reduction in Rent.

3.05 Landlord’s Obligation. Subject to the provisions of this Lease, Landlord agrees to keep and maintain the Project in a manner and at levels reasonably consistent with other first-class office buildings of comparable age and size in the southeast suburban Denver, Colorado office market, which obligation includes the common areas of the Building and Project and the structural portions of the Building. Furthermore, Landlord agrees to make reasonable efforts to give to Tenant reasonable advance notice (except in the event of any matter reasonably considered by Landlord to be an emergency) of any planned shutdowns of services materially affecting, in Landlord’s reasonable judgment, Tenant’s use of the common areas or the Premises.

IV.

4.01 Care of the Premises.

(a) Tenant, its agents, affiliates, contractors, employees, and invitees shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Project, and Tenant shall at its own cost and expense, maintain the Premises in good condition and repair; however in no event shall Tenant be responsible for the acts of third parties (who are not employees, agents, affiliates or contractors of Tenant) in or about the common areas of the Project (except the Premises). If Tenant fails to make required repairs or replacements to the Premises, Landlord shall provide notice thereof to Tenant. If Tenant does not make such repairs or replacements to the Premises within thirty (30) days from the date of such notice (or such longer period as is reasonably necessary to make such repairs or replacements or such shorter period if such repairs or replacements are necessary to protect persons or property), Landlord may, at its option, make such repairs or replacements, and Tenant shall repay the reasonable costs thereof. Tenant shall not undertake the repair or replacement of any damage or injury to the structural components of the Building or its mechanical, electrical or plumbing systems caused by Tenant, its agents, contractors, employees, invitees or visitors, but shall reimburse Landlord for all reasonable costs and expenses incurred in effecting any such repair or replacement.

(b) Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements to or repairs of any kind or character to the Premises during the term of this Lease.

(c) Upon termination of this Lease, by lapse of time or otherwise, Tenant shall deliver up the Premises to Landlord in as good condition as existed on the Commencement Date, ordinary wear and tear and casualty loss and condemnation only excepted. Upon such termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Premises.

4.02 Entry for Repairs and Inspection. Tenant shall permit Landlord and its contractors, agents or representatives to enter into and upon any part of the Premises at all reasonable hours and upon reasonable notice (except for entry after-hours for cleaning and in the case of emergency, in which events no notice shall be required) to inspect or clean the same, to make repairs, alterations or additions thereto, to show the same to prospective tenants (within the last nine (9) months of the term), purchasers or lenders, to determine whether Tenant is performing its obligations hereunder or for any other reasonable purpose as Landlord may deem necessary or desirable. Landlord agrees to exercise reasonable good faith efforts (i) to prosecute completion of any work within the Premises diligently, (ii) to minimize interference with Tenant’s use, access, occupancy and quiet enjoyment of the Premises, and (iii) to protect Tenant’s property located in the Premises from damage. Subject to the preceding sentence, entry to the Premises and the conduct of work therein by Landlord and its contractors, agents or representatives pursuant to this Section 4.02 shall not constitute a trespass or an eviction (constructive or otherwise) nor shall Tenant be entitled to any abatement or reduction of Rent or claim for damages for any injury to or interference with Tenant’s business, loss of occupancy or quiet enjoyment or for any other consequential damages by reason thereof.

4.03 Nuisance. Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such manner as not to create any nuisance, or unreasonably interfere with any other tenant, or Landlord in its operation of the Building. Tenant shall use commercially reasonable efforts not to annoy or disturb other tenants in the Building.

4.04 Laws and Regulations; Rules of the Building. Tenant, at Tenant’s expense, shall comply with, and Tenant shall use commercially reasonable efforts to cause its visitors, employees, contractors, agents and invitees to comply with (a) all laws, ordinances, orders, rules, regulations and other requirements of governmental authority which impose any duty with respect to or otherwise relate to the use, condition, occupancy, maintenance or alteration of the Premises, whether now in force or hereafter enacted, (b) all rules and regulations reasonably adopted and altered by Landlord from time to time for the use, care and cleanliness of the Building and for preservation of good order therein (the “Building Rules”), which Building Rules will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant, its employees, contractors, agents, invitees and visitors, and (c) all provisions of recorded restrictions, covenants, easements and conditions pertaining to the Project. The current Building Rules are attached hereto as EXHIBIT G and made a part hereof for all purposes. All Building Rules hereafter adopted by Landlord shall be reasonable and effective immediately upon receipt of written notice thereof. Landlord shall, to the extent applicable, uniformly enforce the Building Rules against the tenants in the Building in all material respects; however Tenant acknowledges (i) other tenants may have different Building Rules from those attached hereto as EXHIBIT G; and (ii) Tenant is not a third party beneficiary of the other Building Rules nor are any other tenants a third party beneficiary of this provision or the rules attached hereto as EXHIBIT G.

4.05 Hazardous Substances.

(a) Except for small quantities of Hazardous Substances customarily used in connection with general office uses (“Permitted Substances”), Tenant shall not cause or permit any Hazardous Substance to be used, stored, generated or disposed of on or in the Building, the Project or the Premises, by Tenant, Tenant’s agents, employees, contractors or invitees without first obtaining Landlord’s written consent. If any Hazardous Substances (other than Permitted Substances) are used, stored, generated, or disposed of on or in the Building, the Project or the Premises, or if the Building, the Project or the Premises, become contaminated in any manner for which Tenant is legally liable or otherwise become affected by any storage, release or discharge of a Hazardous Substance, Tenant shall immediately notify Landlord of the release or discharge of a Hazardous Substance for which Tenant is legally liable and Tenant shall indemnify, defend and hold harmless Landlord and its partners from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including, without limitation, a decrease in value of the Project, the Building or the Premises, damages caused by loss or restriction of rentable or usable space, or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorneys’ fees, consultant, and expert fees) arising during or after the term of this Lease, and arising as a result of any contamination, release or discharge of Hazardous

Substances caused by Tenant, its agents, employees, contractors or invitees. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal, or restoration mandated by federal, state or local agency or political subdivision or required by any Interest Holder. Without limitation of the foregoing, if Tenant causes or permits the presence of any Hazardous Substance on the Premises, the Building or the Project and the same results in any contamination, release or discharge, Tenant shall promptly, at its sole expense, take any and all necessary actions to return the Premises, the Building or the Project, to the conditions existing prior to the presence of any such Hazardous Substance on the Premises, the Building or the Project and in compliance with all applicable laws. Tenant shall first obtain Landlord’s approval for any such remedial action and the approval of the contractors doing the work. Landlord shall have the right to do the work, at Tenant’s sole cost and expense, if Landlord determines an emergency exists or if necessary to protect the health and safety of other tenants of the Project.

(b) As used herein, “Hazardous Substance” means any substance that is toxic, ignitable, reactive, infectious or corrosive and that is regulated by any local government, the state of Colorado, or the United States Government. “Hazardous Substance” includes, any and all material or substances that are defined as “hazardous waste,” “extremely hazardous waste,” or a “hazardous substance” pursuant to federal, state or local governmental law. “Hazardous Substance” includes, but is not restricted to, asbestos, polychlorobiphenyls, and petroleum.

(c) Tenant’s indemnification of Landlord under Section 4.04(a) hereof shall survive the expiration or termination of this Lease.

(d) Landlord represents and covenants that except for Hazardous Substances used in compliance with all applicable laws, rules regulations and ordinances in the ordinary course of constructing, maintaining and operating an office building including the Parking Facilities and the landscaping, the Building shall not at the time of delivery of the Premises to Tenant and at the time of the Commencement Date contain any Hazardous Substances including asbestos.

V.

5.01 Condition of the Premises and the Project.

(a) Upon the full execution and delivery of this Lease the Premises shall be delivered to Tenant, and Tenant shall accept same, in its current condition with Tenant’s Work set forth and described on EXHIBIT D to be completed by Tenant. As used in this Lease, the term “Leasehold Improvements” means any and all improvements and tenant finish existing in the Premises as of the Commencement Date, including Tenant’s Work, if any, as defined and described in EXHIBIT D, as well as any and all Premises Alterations (as hereinafter defined) and subsequent improvements made to the Premises during the term of this Lease.

(b) Tenant acknowledges that no representations as to the repair of the Premises or the Project, nor promises to alter, remodel or improve the Premises or the Project, have been made by Landlord, except as are expressly set forth in this Lease.

(c) Landlord covenants and represents to Tenant that the Building (exclusive of Tenant’s Work in the Premises and exclusive of other premises in the Building) is or will be in good repair and working order as of the date of this Lease.

(d) Tenant covenants upon expiration or earlier termination of the Lease to deliver the Premises in the broom clean condition as existed at the date of possession of same by Tenant, ordinary wear and tear, damage from any other cause not required to be repaired by Tenant, alterations permitted by this Lease unless consent was conditioned upon their removal and condemnation, excepted.

5.02 Alterations to the Premises.

(a) Except for Tenant’s Work, Tenant shall not make or allow to be made any alterations, physical additions or other Leasehold Improvements (including fixtures, but not Trade Fixtures as defined in Subsection (e) hereof) in or to the Premises (such alterations, additions and other Leasehold Improvements being herein called “Premises Alterations”), or place safes, vaults, file cabinets or other heavy furniture or equipment within the Premises, without first obtaining Landlord’s written approval of Tenant’s contractors and the plans and specifications therefor, which approval shall not be unreasonably conditioned, delayed or withheld. Notwithstanding the foregoing, Tenant, upon prior notice to Landlord and compliance with all other provisions hereof, may make “cosmetic alterations” without being subject to Landlord’s prior approval provided that Tenant shall be subject to Landlord’s right to require that such alterations be removed upon termination or earlier expiration of the Lease in accordance with Section 5.02(c) below. For purposes hereof, “cosmetic alterations” shall be alterations of an aesthetic nature which cost less than $25,000.00 and do not affect the structure of the Building or affect the proper functioning of any of its systems including HVAC, electrical or plumbing. For alterations that require Landlord’s approval, if such approval is given prior to commencement of construction, Tenant shall deliver to Landlord all building permits required for such construction, a certificate of insurance from Tenant’s contractors confirming the existence of all insurance reasonably required by Landlord and a copy of the executed construction contract covering such Premises Alterations. For alterations requiring Landlord’s approval, Landlord’s approval, if given, shall create no responsibility or liability on the part of Landlord for, or warranty by Landlord with respect to, the completeness or design sufficiency or compliance with any laws, ordinances, orders, rules, regulations or other requirements of governmental authority applicable thereto. Tenant shall pay to Landlord within thirty (30) days after invoice Landlord’s actual and reasonable costs, without markup, of plan review and monitoring of the construction of such Premises Alterations. To the extent prepared by Tenant or its architects and/or contractors, Tenant shall deliver to Landlord a copy of the “as-built” plans and specifications for all Premises Alterations on a diskette in AutoCAD or compatible format. All Premises Alterations shall be completed in compliance with the Section 4.04 hereof applicable thereto.

(b) At least five (5) days prior to the commencement of any work permitted to be done by persons requested by Tenant on the Premises, Tenant shall notify Landlord of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work (to the extent then known by Tenant) so that Landlord may avail itself of the provisions of statutes such as Section 38-22-105(2) of the Colorado Revised Statutes. During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as those provided for by Section 38-22-105(2) of the Colorado Revised Statutes.

(c) All Premises Alterations and Leasehold Improvements (other than Tenant’s Trade Fixtures) are the property of Landlord and shall be surrendered to Landlord upon termination of this Lease in accordance with Section 5.01 (d), provided, however, that upon Landlord’s written request Tenant shall remove any Premises Alterations and Leasehold Improvements which were not consistent with Schedule 1 to Exhibit D and which were designated by Landlord in writing prior to Landlord’s approval thereof as requiring removal at the end of the Lease term. Tenant shall repair and restore any damage to the Premises caused by such removal.

(d) Tenant shall indemnify and hold harmless Landlord from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any Premises Alterations, including but not limited to any mechanics’ or materialmen’s liens asserted in connection therewith. Should any mechanics’ or other liens be filed against any portion of the Building and/or the Land or any interest therein by reason of Tenant’s acts or omissions or because of a claim against Tenant or its contractors, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within ten (10) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said ten (10) day period, which failure shall be deemed to be a default hereunder, Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all costs incurred in canceling or discharging such lien or liens. Tenant’s indemnification of Landlord under this paragraph shall survive the expiration or termination of this Lease.

(e) “Trade Fixtures” shall mean any fixture or equipment used in the ordinary course of Tenant’s business which is not a portion of the Tenant’s Work or any addition or replacement thereof and does not affect the structure of the Building or any of its systems including HVAC, electrical, life safety, or plumbing.

(f) Subject to compliance with all applicable laws, and the provisions of this Subsection 5.02, Tenant may proceed with any Premises Alterations or Tenant’s Work on a “fast track” basis and Landlord shall use commercially reasonable efforts to accommodate Tenant provided Tenant submits substantially complete plans and specifications for Landlord to make an informed review thereof and gives Landlord commercially reasonable time to review same. Tenant agrees to give Landlord as much forewarning as possible as to when plans and specifications will be delivered for such expedited review and the anticipated expedited time frame that Tenant is requesting. Landlord will use reasonable efforts to comply with same and Tenant will make fully available its architect, space planners and engineers during such review period to consult with and answer any questions or concerns of Landlord during such review period.

5.03 Alterations to the Building. Notwithstanding anything herein to the contrary, Landlord hereby expressly reserves the right in its sole discretion to (a) temporarily or permanently change the location of, close, block or otherwise alter any entrances, corridors, skywalks, runnels, doorways or walkways leading to or providing access to the Building or any part thereof or otherwise restrict the use of same provided such activities do not unreasonably impair Tenant’s access to the Premises, and (b) improve, remodel, expand or otherwise alter any of the Building, and it is agreed that Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof and such activities shall not be deemed to be a breach of any of Landlord’s obligations hereunder. Landlord agrees to exercise good faith in notifying Tenant within a reasonable time in advance of any alterations, modifications or other actions of Landlord under this Section 5.03. Any diminution or obstruction of light, air or view by any structure which is not or may hereafter be constructed on lands adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord. Noise, dust or vibration or other incidents to any construction work in or around the Building shall in no way affect this Lease or impose any liability on Landlord. Notwithstanding the above, Landlord shall use commercially reasonable efforts during normal business hours to not unreasonably interfere with Tenant’s access to the Premises, except on a temporary basis for emergencies and repairs.

5.04 Keys and Locks. Landlord shall furnish Tenant with five (5) keys per one thousand (1,000) square feet of Rentable Area of the Premises for the Building corridor doors entering the Premises and twenty-one (21) garage door cards. Additional keys and substitute garage door cards will be furnished by Landlord upon an order signed by Tenant and payment by Tenant of Landlord’s reasonable charge therefor. All such keys and garage door cards shall remain the property of Landlord. Subject to Tenant’s right to install a security system for the Premises as set forth in Section 13.02(v) hereof, no additional locks shall be allowed on any door of the Premises without Landlord’s permission, and Tenant shall not make or permit to be made any duplicate keys or garage door cards, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all garage door cards and keys to any locks on doors entering or within the Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises. If either (i) Tenant loses any master key to the Premises or (ii) an unauthorized duplicate of the master key to the Premises is found to have been made by Tenant, all doors in the Premises shall be re-keyed, at Tenant’s sole cost and expense. Tenant shall not permit any unauthorized use of the garage door card. If Tenant loses any garage door card, all costs and expenses incurred by Landlord to change the garage door opening system due to such loss shall be paid by Tenant.

5.05 Graphics, Building Directory and Name.

(a) Except as set forth in Subsection (b) and (d) below, no signs, numerals, letters or other graphics shall be used or permitted on the exterior of the Premises, or which may be visible from outside the Premises, unless approved in advance and in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All costs of installing, using, maintaining and removing any approved signage shall be at Tenant’s sole cost. Tenant agrees to keep and maintain all signage in good condition and repair during the term of the Lease and any extended term. Upon termination of this Lease, Tenant shall at Tenant’s sole cost, immediately remove its signage and repair any damage caused thereby.

(b) Landlord, shall at no cost to Tenant, input a listing of Tenant’s name on the Building’s directory board located in the main lobby of the Building, and on any other common directory in the Building. The number of lines so provided to Tenant shall be in an amount equal to its pro rata share of occupancy in the Building. Tenant, at its sole cost and expense (equal to Landlord’s actual cost for labor, without markup) shall be permitted group and alphabetical listings on the main lobby Directory Board. Tenant shall have the right to display its company name and logo in the elevator lobby of any full floor it leases in the Building provided Tenant receives Landlord’s consent to any such displays and logos prior to installation thereof, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to all applicable laws, design guidelines and recorded covenants, conditions and restrictions, Tenant shall at its own cost and expense have the right to display its name and logo on the “top line” of the monument sign. This right is personal to Tenant and may not be transferred or assigned without Landlord’s prior written consent, which consent may be given or withheld in Landlord’s sole discretion, except in connection with a permitted assignment of the Lease to an Affiliated Entity other than an insurance company. The monument sign’s approximate location is shown on EXHIBIT A.I attached hereto and made a part hereof. The exact size and design of the Tenant’s graphics shall be subject to Landlord’s prior approval which shall not be unreasonably withheld or delayed.

(d) Tenant shall have the exclusive right at its sole cost, expense and option subject to all applicable rules, laws, regulations, and design guidelines, and recorded covenants, conditions and restrictions to install one or two signs containing Tenant’s name and logo on the uppermost facades of the Building. The exact location, size and design shall be subject to Landlord’s prior approval which shall not be unreasonably withheld or delayed. Landlord shall not cause or permit any other tenant signs to be affixed to or displayed on the exterior of the Building.

VI.

6.01 Condemnation.

(a) In the event of a taking or damage related to the exercise of the power of eminent domain, by any agency, authority, public utility, person, corporation or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (a “Taking”) of (i) the entire Premises, (ii) so much of the Premises as to prevent or substantially impair its use by Tenant during the term of this Lease, or (iii) portions of the Building or Project required for reasonable access to, or reasonable use of, the Premises (a “Total Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor (“Date of Taking”). Landlord shall notify Tenant of a proposed taking within ten (10) days of Landlord’s receipt of written notice thereof from such governmental entity empowered to condemn property.

(b) In the event of a Taking of only a part of the Premises or of a part of the Project which does not constitute a Total Taking during the term of this Lease (a “Partial Taking”). the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the property taken shall cease and terminate as of the Date of Taking, and an adjustment to the Rent shall be made based upon the reduced area of the Premises and, if applicable, reduced Parking available to Tenant, pursuant to EXHIBIT I hereof.

(c) In the event of a Taking of a material portion of the Building (other than the Premises) such that, in Landlord’s reasonable opinion, the Building cannot be restored in a manner that makes its continued operation practically or economically feasible, Landlord may terminate this ‘ Lease by giving notice to Tenant within ninety (90) days after the date notice of such Taking is received by Landlord.

(d) If this Lease is terminated pursuant to this Section 6.01, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated as of the Date of Taking where applicable.

(e) If this Lease is not terminated as provided for in this Section 6.01, Landlord at its expense shall promptly repair and restore the Building, Project and/or the Premises to approximately the same condition that existed immediately prior to the Date of Taking, wear and tear only excepted (and Landlord shall have no obligation to repair or restore Tenant’s improvements to the Premises or Tenant’s property) except for the part taken, but only to the extent of the condemnation award received by Landlord for the damage; however, such repair shall render the Building, the Premises, or Project a complete architectural unit for purposes of compliance with applicable building codes and laws.

(f) Landlord reserves all rights to damages and awards paid because of any Partial or Total Taking of the Premises or the Project. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding, Tenant may pursue a separate claim against the condemning authority for the value of Tenant’s moving expenses, business dislocation damages, Tenant’s property and trade fixtures and any other award that would not reduce the award payable to Landlord.

6.02 Damages from Certain Causes. Except as provided in Section 7.03, Landlord shall not be liable or responsible to Tenant for (i) any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or any cause beyond Landlord’s control, or (ii) any damage or inconvenience which may arise through repair or alteration of any part of the Building made necessary by virtue of any such cause, provided, however, that Landlord’s failure or inability to pay money does not constitute a cause beyond Landlord’s control. This Section 6.02 shall not exculpate Landlord from strict liability claims against Landlord. The terms and provisions of this Section 6.02 shall survive the expiration or termination of this Lease.

6.03 Casualty.

(a) If at any time during the term of this Lease, including any extension or renewal thereof, the Building is damaged by fire or other casualty, then, unless this Lease is terminated by Landlord or Tenant as hereinafter provided, Landlord shall be obligated to promptly commence, and thereafter prosecute with due diligence, the reconstruction, restoration and repair of the Building and the Premises to a condition substantially equivalent to that existing immediately prior to the casualty. If the damage renders the Premises inaccessible or untenantable in whole or in part, the Rent provided for herein shall abate thereafter as to the portion of the Premises so effected until such time as same is accessible and restored to a tenantable condition. Landlord shall reasonably estimate the cost and time for repair within ninety (90) days of the date of such casualty.

(b) If (i) the Building is damaged to an extent that Landlord’s good faith estimate of the cost of reconstruction, restoration and repair thereof exceeds sixty percent (60%) of the replacement cost of the Building, (ii) the reconstruction, restoration and repair of the Premises or the Building cannot with reasonable diligence be completed within one hundred eighty (180) days after the casualty, or (iii) the casualty occurs during the last twelve (12) calendar months of the term of this Lease, then in any such event Landlord shall have the right, exercisable by written notice given to Tenant at any time within thirty (30) days after the occurrence of the casualty, to elect not to reconstruct, restore or repair the Premises, and in such event this Lease shall be terminated in all respects effective as of the date of the casualty, all Rent shall be prorated to the date of the casualty, and the parties hereto shall be released from any obligations thereafter accruing under this Lease (except as otherwise provided herein). If Landlord does not complete such repair within two hundred and seventy (270) days of the date of casualty, or in the last year of the Lease if Tenant has not elected to renew more than ninety (90) days prior to the end of the term (which date shall be extended by any delay in reconstruction caused or contributed to by Tenant), then Tenant may terminate this Lease upon ten (10) days prior notice to Landlord received prior to the date of completion.

(c) Notwithstanding anything contained in this Section 6.03, in no event shall Landlord be required to expend more to reconstruct, restore and repair the Building than the amount actually received by Landlord from the proceeds of the property insurance carried by Landlord.

(d) In addition to Tenant’s right to terminate set forth in Section 7.06(b) above, Landlord agrees to notify Tenant within thirty (30) days of the date of the casualty of Landlord’s good faith estimate as to whether the repair of the Premises can be completed in 180 days or less. If it cannot be completed in 180 days or less, then (provided Landlord has not elected to terminate the Lease) Tenant may upon written notice to Landlord (received by Landlord within thirty (30) days of receipt of such good faith estimate from Landlord) elect to terminate this Lease, which election shall be effective as of the date of receipt of such notice by Landlord. Tenant shall also have a right to terminate if it is during the last twelve (12) months of the Lease term (and the election to renew or extend has not been exercised by Tenant) and notwithstanding Landlord’s good faith estimate of the date of completion there would remain less than ninety (90) days of the term remaining after the estimated date of completion. Such election to terminate must be received by Landlord within thirty (30) days of the date that Tenant receives Landlord’s good faith estimate of the date of completion, which termination shall be effective as of the date Landlord receives the notice. In either event, Tenant shall have no right to holdover for more than thirty (30) days without the express written consent of Landlord. If Tenant does not elect to terminate in accordance with the above, time being of the essence, the provisions of Section 6.03(b) shall apply; however, the periods in which Landlord is obligated to complete repairs shall commence on the earlier of Landlord’s receipt of written notice to proceed with repair from Tenant or expiration of the Tenant’s thirty (30) day period for election to terminate.

VII.

7.01 Property Insurance. Landlord shall maintain “all risk” property insurance figured on a replacement cost basis on the Building, and on Leasehold Improvements paid for by Landlord, including exterior glass. Landlord may also maintain such other additional insurance as is customary for comparable buildings in the southeast suburban Denver market to maintain or as may be required by Landlord’s lender, including, but not limited to rental abatement insurance and personal property insurance. All insurance required to be maintained by either Landlord or Tenant under this Lease shall be maintained with an insurance company with a current A.M. Best rating of at least A-/VII which is authorized to do business in Colorado. Insurance to be maintained by Landlord at the expense of Landlord (but with the same to be included in Operating Expenses) and payments for losses thereunder shall be made solely to Landlord. If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant’s operations within or contents of the Premises or because the improvements to the Premises are beyond Building standard, Tenant shall promptly pay the excess amount of the premium upon request by Landlord (and if necessary, Landlord may allocate the insurance costs of the Building to give effect to this sentence). Tenant shall maintain at its expense “all risk” property insurance with vandalism, malicious mischief and sprinkler leakage coverage on all of its personal property, including its Trade Fixtures, located in the Premises and on all Improvements made and paid for by Tenant and not required to be insured by Landlord above, such coverage to be for an amount not less than the full replacement cost of such insured items. The general liability insurance required to be maintained by Tenant shall name Landlord as an additional insured thereunder and shall provide that it shall not be cancelable, nor shall the coverage thereunder be reduced, without at least thirty (30) days advance written notice to Landlord. Landlord and Tenant shall deliver certificates of insurance to the respective risk management departments on an A.C.O.R.D. or other insurance industry acceptable form (a) within ten (10) days prior to the Commencement Date and (b) within ten (10) days after any request therefor.

7.02 Liability Insurance. Landlord and Tenant shall each, at their respective expense, maintain (and direct their contractors to obtain) a policy or policies of commercial general liability insurance with the premiums thereon fully paid on or before the due dates, issued by and maintained with an insurance company with a current A.M. Best rating of at least A-/VII which is authorized to do business in Colorado. Such insurance maintained by Landlord and Tenant shall afford minimum protection (which may be effected by primary and/or excess coverage) of not less than $5,000,000 for personal injury or death in any one occurrence and of not less than $5,000,000 for property damage in any one occurrence. All such insurance required to be maintained by Tenant shall name Landlord as an additional insured thereunder and shall provide that it shall not be cancelable, nor shall the coverage thereunder be reduced, without at least thirty (30) days advance written notice to Landlord. In addition, such insurance policies to be maintained by Tenant shall have deductible amount or self-insured retention not greater than $100,000 and shall include an “Improvements and Betterments” endorsement. Landlord and Tenant shall deliver certificates of “ insurance to the respective risk management departments on an A.C.O.R.D. or other insurance industry acceptable form (a) within ten (10) days prior to the Commencement Date and (b) within ten (10) days after any request therefor. Any Umbrella Liability policy will be “follow form” and provide insurance in the same manner as the underlying policies.

7.03 Hold Harmless; Mutual Indemnity.

(a) Tenant releases Landlord from all liability for any injury or damage to person or property occurring in the Premises or from any breach of this Lease by Tenant, and agrees to protect, defend, indemnify and hold Landlord harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys’ fees and costs of suit) arising out of or in connection with any such breach, injury or damage, except to the extent that such injury or damage is attributable to the negligence or willful misconduct of Landlord, its agents, servants, employees or contractors. Landlord hereby agrees to protect, defend, indemnify and hold Tenant harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys’ fees and costs of suit) arising out of or in connection with any injury or damage to person or property occurring in the Premises, to the extent that such injury or damage is attributable to the negligence or willful misconduct of Landlord, its agents, servants, employees or contractors.

(b) Landlord releases Tenant from all liability for any injury or damage to person or property occurring in any area of the Building other than the Premises and Landlord agrees to indemnify and hold Tenant harmless from and against all claims for such injury or damage, except to the extent that such injury or damage is attributable to any breach of this Lease by Tenant or the negligence or willful misconduct of Tenant, its agents, servants, employees, contractors, customers or invitees. Tenant hereby agrees to protect, defend, indemnify and hold Landlord harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys’ fees and costs of suit) arising out of or in connection with any injury or damage to person or property occurring in any area of the Building other than the Premises, to the extent that such injury or damage is attributable to any breach of this Lease by Tenant or the negligence or willful misconduct of the Tenant, its agents, servants, employees, contractors, customers or invitees.

7.04 Waiver of Claims and Recovery Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each, on behalf of themselves and their respective heirs, successors, legal representatives, assigns and insurers, hereby (a) waives any and all rights of recovery, claims, actions or causes of action against the other and its respective officers, directors, partners, shareholders, agents, servants, employees, guests, licensees or invitees for any loss or damage that may occur to the Premises or other portion of the Project, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which is required to be insured against under the terms of the insurance policies referred to in Section 7.01 hereof, regardless of cause or origin, including negligence of the other party hereto or its respective officers, directors, partners, shareholders, agents, servants, employees, guests, licensees or invitees, and (b) covenants that no insurer shall hold any right of subrogation against such other party; provided, however, the waiver set forth in this Section 7.04 shall not apply to any deductibles on insurance policies carried by Landlord or Tenant or to any coinsurance penalty which Landlord or Tenant might sustain. If Tenant is self-insured as set forth below, such self-insurance shall be an insurance policy for the full self-insured amount and Tenant waives all rights of subrogation on its behalf and on behalf of the self-insurance program.

7.05 Self-Insurance. Tenant shall have the right to self-insure for any of the insurance required to be carried by Tenant under the Lease, subject to the terms and conditions hereof. This right is personal to Tenant and shall not be applicable to any subtenant or assignee except an Affiliate of Tenant. Tenant shall notify Landlord in writing of its election to self-insure at least sixty (60) days prior to the anticipated effective date thereof. Landlord must first approve Tenant’s self-insurance program in its entirety prior to Tenant including this location or its operation in its self-insurance program. Tenant shall promptly and fully cooperate with Landlord by providing all requested information. Landlord shall not unreasonably withhold approval to such self-insurance, however Landlord’s approval shall not be deemed unreasonably withheld if such self-insurance program does not provide the Landlord substantially the same rights and protection as the above-referenced insurance required to be carried by Tenant hereunder including equivalent financial status as the A.M. Best rating set forth above and there is no potential detriment to Landlord in its ability to make or recover claims in such self-insurance program. Landlord agrees to respond as to whether it approves or disapproves the self insurance within thirty (30) business days of receipt from Tenant of all applicable information regarding same. Landlord shall have acted reasonably if it relies upon a risk management advisor in making such determination and Tenant agrees to pay the reasonable costs and expenses of such advisor.

7.06 Professional Liability (Errors and Omissions’). The Landlord shall ensure that the property management company for the project procure, maintain and keep in full force and effect during the term of this Lease, a policy of professional liability or errors and omissions insurance for the property management company. The minimum acceptable amount of such coverage shall be $1,000,000.00 per claim and $1,000,000.00 in the aggregate.

VIII.

8.01 Lien for Rent. Intentionally Omitted.

8.02 Default by Tenant. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease:

(a) Tenant shall fail to pay any sum of Rent when due, and such failure shall continue for five (5) days after such due date; provided however that Landlord agrees that Landlord shall have provided Tenant with written notice of nonpayment and Tenant shall not be in default if it cures such nonpayment within five (5) days of receipt of such notice. Landlord’s obligation to give notice shall be a one time obligation during any consecutive twelve-month period of the Lease term and, once given by Landlord, Landlord shall have no further obligation to give written notice with respect to such default or any subsequent monetary default during such twelve-month period;

(b) Tenant shall fail to execute and acknowledge or otherwise respond in good faith and in writing within ten (10) days after submission to Tenant of a request for confirmation of the subordination of this Lease pursuant to Section 11.01 (a), confirmation of the subordination of a mortgage or deed of trust lien to this Lease pursuant to Section 11.01 (b) or an estoppel certificate pursuant to Section 11.02;

(c) Tenant shall fail in the performance of any of the other covenants or conditions not included in Subparagraphs (a) and (b) of this Section 8.02 which Tenant is required to observe and to perform under this Lease, and such failure shall continue for thirty (30) days after written notice to Tenant; unless such default materially and adversely affects the Building or the operation thereof or other tenants or violates law and in such event Tenant fails to cure same within ten (10) days of receipt of written notice; however if the default requires performance of any obligation that cannot be fully performed within such thirty (30) day period or ten (10) day period, as applicable, then Tenant shall not be in default hereof if it commences to cure such default within such thirty (30) day period or ten (10) day period, as applicable, and diligently prosecutes completion of such cure;

(d) the interest of Tenant under this Lease shall be levied on under execution or other legal process; any petition shall be filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations, or to reorganize or modify Tenant’s capital structure; Tenant is declared insolvent according to law; any assignment of Tenant’s property shall be made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or its property and such levy, execution, legal process, petition, declaration, assignment or appointment is not removed or vacated within thirty (30) days from the date of its creation, service or filing;

(e) Tenant shall vacate or abandon the Premises (in whole or in part) for a period of thirty (30) or more continuous days at any time during the term of this Lease or any renewals or extensions thereof provided,, however, Tenant may vacate the Premises in whole or in part provided (i) Tenant gives Landlord thirty (30) days prior written notice of its intent to vacate, and (ii) Tenant complies with all other terms of the Lease including payment of Rent and maintaining insurance; or

(f) Tenant, if a corporation, shall cease to exist as a corporation in good standing in the state of its incorporation and such failure to exist in good standing is not cured within thirty (30) days after written notice from Landlord, or Tenant, if a partnership or other entity, shall be dissolved or otherwise liquidated.

8.03 Remedies. Upon the occurrence of any Event of Default, at Landlord’s option, Landlord may (without further notice or grace) exercise any one or more of the following remedies, in addition to all other rights and remedies provided at law or in equity:

(a) Terminate this Lease and immediately repossess the Premises by forcible entry and detainer suit or other lawful means, and be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises (including reasonable legal fees and costs of suit), (ii) the unpaid Rent earned at the time of termination, plus interest thereon at the Default Rate, (iii) the balance of the Stated Rentals for the remainder of the term of this Lease, less the fair market rental value of the Premises for said period, taking into account the period of time during which the Premises is likely to remain vacant until a new tenant commences payment of rental and the reasonably anticipated out-of-pocket expenses to be incurred by Landlord to relet the Premises (such as the cost of preparation of the Premises, leasing commissions and reasonable legal fees associated with occupancy by a new tenant), and (iv) any other sum of money and damages owed by Tenant to Landlord under the terms of this Lease. The provisions of this paragraph shall survive the expiration or termination of this Lease. For the purpose of calculating Landlord’s damages under Clause (iii) of this paragraph, Tenant covenants and agrees that:

(i) it shall be assumed that the Additional Rental for the calendar year in which this Lease is terminated would be equal to the Additional Rental for the last full calendar year prior to termination, increased at a rate equal to the average rate of increase (if any) of Operating Expenses for the three (3) full calendar years preceding the calendar year of termination (the “Escalation Rate”), and that the Additional Rental for each year thereafter for the remainder of the term would be equal to the Additional Rental for the preceding calendar year (calculated in the same manner as for the year of termination), increased at the Escalation Rate; and

(ii) Landlord may rely upon the average of the determinations of the fair market rental value of the Premises for the remainder of the term of this Lease made independently and in writing by three (3) reputable real estate brokers active in the leasing of office space comparable to the Premises in the southeast suburban Denver, Colorado office market and selected by Landlord in good faith, and Tenant shall have no right to dispute the value so calculated.

(b) Terminate Tenant’s right of possession (but not this Lease) and immediately repossess the Premises by forcible entry and detainer suit or other lawful means, without thereby releasing Tenant from any liability hereunder and without terminating this Lease, and shall be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises (including reasonable legal fees and costs of suit), (ii) the unpaid Rent earned at the time of termination, plus interest thereon at the Default Rate, and (iii) any other sum of money and damages then owed by Tenant to Landlord under the terms of this Lease. In addition, Tenant shall remain liable for the payment of all Stated Rentals as same become due under the terms of this Lease. After regaining possession of the Premises under this Section 8.03(b), Landlord shall use commercially reasonable efforts to relet the Premises on such terms and conditions as Landlord in its sole, good faith judgment deems acceptable, and if the Premises are so relet, Tenant shall receive credit against the sums otherwise payable to Landlord hereunder only for the amount of the Net Reletting Income (as hereinafter defined). For the purpose of such reletting Landlord shall be authorized but not obligated to decorate or to make any repairs, changes, alterations or additions in or to Premises as may be reasonably necessary or desirable. Landlord reserves the right, however (x) to lease any other space available in the Building prior to offering the Premises for lease, (y) to refuse to lease the Premises to any potential tenant that does not meet Landlord’s standards and criteria for leasing other comparable space in the Building (including, without limitation, rental rates), and (z) to reconfigure the Premises and lease only portions thereof or lease all or part of the Premises in combination with other space. Any payments due Landlord under this Section 8.03(b) shall be made upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 8.03(b) from time to time. No delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall any reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. As used above, the term “Net Reletting Income” means the amount of all rentals actually received by Landlord in respect of a reletting of the Premises during the term of this Lease, less all of the costs and expenses incurred by Landlord in connection with such reletting, including, without limitation, leasing commissions, demolition of existing improvements and installation of new improvements and/or the allowances provided therefor, and legal fees. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect any rentals due in respect of such reletting. In any proceedings to enforce this Lease, Landlord shall be presumed to have used commercially reasonable efforts to relet the Premises, and Tenant shall bear the burden of proof to establish otherwise.

(c) Enter upon the Premises by use of a master key, a duplicate key or other peaceable means, and alter the door locks on all entry doors of the Premises, thereby excluding Tenant and its officers, principals, agents, employees, contractors, representatives and invitees. If Landlord elects to so exclude Tenant from the Premises without terminating this Lease or Tenant’s right to possession of the Premises pursuant to the provisions of this Lease, then Landlord shall be obligated to provide Tenant a key to re-enter the Premises only upon payment in full of all delinquent Rent and other amounts due under this Lease and the curing of all other defaults, if any. If this Lease or Tenant’s right of possession of the Premises is terminated, Landlord shall have no obligation to provide Required Services, subject to the provisions of applicable law and shall have no obligation to provide Tenant a key to re-enter the Premises, but Landlord will, during Landlord’s regular business hours, at Landlord’s convenience and upon written request by Tenant, escort Tenant or its authorized personnel to the Premises to retrieve personal belongings of Tenant’s employees and any property of Tenant as is not subject to Landlord’s lien and security interest described in Section 8.01 hereof.

(d) If Landlord terminates this Lease or Tenant’s right to possession (without terminating the Lease), Landlord shall use objectively reasonable efforts to mitigate Landlord’s damages by re-letting the Premises following Tenant’s vacancy thereof (but in doing so, Tenant agrees that Landlord shall not be required to (i) give preference to re-letting the Premises prior to leasing other space that Landlord has available, i.e., any prospective tenant’s space requirements will dictate Landlord’s leasing activities), (ii) expend any sums to so re-let or (iii) re-let at rental rates less than rental rates then being offered to new tenants of the Building. Landlord shall be presumed to have used objectively reasonable efforts to mitigate Landlord’s damages.

8.04 Landlord’s Right to Cure Defaults. Except as otherwise specifically set forth herein, if Tenant shall fail to pay any sum of money, other than Stated Rentals, required to be paid by it hereunder when required by the terms herein, and such failure continues for thirty (30) days after receipt of written notice from Landlord, or Tenant shall fail to cure any default within any applicable cure period contained herein, then Landlord may, but shall in no event be obligated to, make any such payment or perform any such act on Tenant’s account, and such cure by Landlord shall not be deemed a waiver by Landlord of any of its other remedies or a release of Tenant from any obligations hereunder. All reasonable sums so paid by Landlord and all reasonable costs incurred by Landlord in taking such action shall be deemed additional rent hereunder and shall be paid to Landlord on demand, and Landlord shall have (in addition to all other rights and remedies of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Rent hereunder.

8.05 Non-Waiver by Landlord. Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity.

8.06 Holding Over. If Tenant continues in occupancy of the Premises after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as Rent for the holdover period (pro rated on a daily basis), for a period not to exceed sixty (60) days, the Stated Rentals payable immediately prior to the expiration or termination of the Lease and thereafter such holdover shall be at one hundred and fifty percent (150%) of the stated Rentals; provided, however, if Landlord gave Tenant not less than one hundred and twenty (120) days prior notice to vacate, or Tenant holds over for more than ninety (90) days, then Tenant shall pay two hundred percent (200%) of the Stated Rentals for the last month of the lease term as of the first day of the Holdover and Tenant shall not be liable for consequential damages arising from any such holdover. No holding over by Tenant after the term of this Lease without the written consent of Landlord shall be construed to extend the term hereof. Any holding over with the written consent of Landlord shall constitute this a tenancy at will relationship between Landlord and Tenant, unless specifically stated otherwise in such consent. For purpose of this Section 8.06, the term “Market Rental” means the annual rentals (including any adjustments thereto during the term), that a willing landlord would accept and a willing tenant would pay for the Premises, as determined by Landlord in its sole good faith judgment by comparison to recently executed leases in the Building. The provisions of this paragraph shall survive the expiration or termination of this Lease.

IX.

9.01 Assignment or Sublease by Tenant.

(a) Tenant shall not assign this Lease, sublet all or any part of the Premises or allow the Premises to be used or occupied by others (any such event being referred to herein as a “Transfer”), or mortgage or otherwise encumber its leasehold estate under this Lease or its property within the Premises, without Landlord’s prior written consent, except as specifically set forth herein.

(b) Tenant shall give Landlord at least thirty (30) days advance written notice of any proposed Transfer, stating all of the anticipated terms thereof. Tenant shall give Landlord not less than ten (10) days’ advance written notice containing all information reasonably requested by Landlord regarding the subtenant or assignee and its use of the Premises. Landlord shall then have a period often (10) business days following receipt of all such information within which to notify Tenant in writing of Landlord’s approval or disapproval of the proposed transferee. If Landlord disapproves the proposed transfer it must specify in such notice its reasons for disapproving same.

(c) Landlord agrees that it will only withhold its consent to a proposed Transfer if one of the following is true, which Tenant acknowledges would be a reasonable basis for Landlord to withhold it consent (i) Tenant is then in default in payment of any Stated Rentals under the Lease,

(ii) the nature and character of the proposed transferee, its creditworthiness, business and activities or its intended use of the Premises are not consistent with the standards of the Building in Landlord’s reasonable judgment, (iii) the proposed occupancy would impose an extra burden upon the Building systems beyond the services or uses to which Tenant is entitled hereunder, (iv) the granting of such consent would violate the provisions of Section 1.05(b) of this Lease or violate the exclusive set forth in Exhibit S attached hereto, or (v) the granting of such consent modifies the Lease or requires Landlord to agree to any additional covenants or conditions or waive any existing covenants, conditions or liabilities.

(d) If Landlord consents to a Transfer, Tenant agrees that zero percent of all Rent amounts and other consideration payable to Tenant in respect of the Transfer in excess of the Stated Rentals for the Premises or the portion thereof subject to the Transfer shall be paid to Landlord. Tenant acknowledges and agrees that, notwithstanding Landlord’s consent to any Transfer, Tenant shall remain directly and primarily liable for the performance of all the obligations of Tenant hereunder (including, without limitation, the obligation to pay all Stated Rentals). The consent by Landlord to any Transfer shall not be deemed in any manner to be a consent to a use not permitted under Section 1.05(a). Any consent by Landlord to a particular Transfer shall not constitute Landlord’s consent to any other or subsequent Transfer.

(e) Intentionally deleted.

(f) Tenant agrees to pay Landlord’s reasonable attorneys’ fees and costs if any subletting or assignment is not on Landlord’s approved form, not to exceed $3,000.00.

(g) In the event Tenant leases more than 26,000 rentable square feet in the Building, Tenant shall not be permitted to sublet or assign all or any of Tenant’s interest in the Premises or the Lease to any mutual fund company without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

(h) Notwithstanding Section 9.01(e) above, Tenant may effect a Transfer to any Affiliated Entity without Landlord’s prior consent provided Tenant delivers to Landlord a copy of the executed Transfer documents, which documents shall be on a Landlord approved form (to the extent of an assignment or subletting). Any other Transfer documents shall be subject to Landlord’s reasonable approval as to the form, which approval shall not be unreasonably withheld or delayed. All documents shall be received by Landlord within thirty(30) days after such Transfer or if the Transfer is by operation of law then within thirty (30) days of such transfer a notice of such Transfer and the legal name of the surviving entity, which entity shall be in good standing and authorized to do business in the State of Colorado. Any such Transfer shall be subject to all of the liabilities and obligations set forth herein and Tenant shall not be released of any of its liabilities and obligations hereunder. In no event shall any such Transfer have any material adverse financial impact on Tenant’s financial status or Landlord. Tenant shall, prior to any such Transfer, provide written evidence reasonably satisfactory to Landlord that there shall be no material adverse financial impact on Tenant or Landlord resulting from such Transfer. For purposes hereof, “Affiliated Entity” shall mean an entity which (i) controls, is controlled by, or is in common control with Tenant; or (ii) results from the merger or consolidation with Tenant or acquires all or substantially all of the assets, interest in or stock of Tenant.

(i) Tenant may without Landlord’s prior consent allow Tenant’s business partners and other entities with whom Tenant has a business relationship to occupy portions of the Premises, so long as such occupancy in the aggregate is for less than 10,000 rentable square feet and with written notice given to Landlord no later than sixty (60) days following such occupancy. Such occupants shall for all purposes hereunder be deemed employees of Tenant and Tenant shall be fully liable for any and all claims, expenses, damages of any kind or nature arising from or related to such use and occupancy.

9.02 Assignment by Landlord. Landlord shall have the right to transfer and assign its rights and obligations hereunder to any person or entity acquiring ownership of the Project, and in such event and upon such transfer (any such person or entity to have the benefit of, and be subject to, the provisions of Section 10.01 and 10.02 hereof) no further liability or obligation shall thereafter accrue against Landlord hereunder with respect to periods after such transfer or assignment, provided that such successor in interest agrees to assume the liability and obligations of Landlord accruing thereafter.

X.

10.01 Peaceful Enjoyment. Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Premises from those parties claiming possession or rights to the Premises by or through Landlord, subject to the terms of this Lease. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord’s interest hereunder.

10.02 Limitation of Landlord’s Personal Liability. Tenant agrees to look solely to Landlord’s interest in the Project for the recovery of any judgment against Landlord, it being agreed that Landlord, its managers, members, partners, officers, directors and employees shall never be personally liable for any such judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord. Nothing herein shall prohibit or limit Tenant from recovering against Landlord damages resulting from Landlord’s wrongful misappropriation of insurance proceeds or condemnation proceeds if Landlord was required, pursuant to the terms of the Lease, to repair the Building or the Premises and failed to do so as a result of such misappropriation. To the extent Landlord has transferred its interest in the Project, Tenant may look to proceeds from transfer received by Landlord for recovery of any judgment for liability hereunder accruing prior to the transfer under applicable law, however in no event (i) shall any recovery against Landlord exceed the amount of net proceeds received by Landlord from the transfer; (ii) shall this provision restrict Landlord’s right to expend, transfer or distribute proceeds in accordance with applicable law; nor (iii) shall this provision create any liability or obligation of any kind or nature of any stockholder, lender, director, member, trustee, partner, or other interest holder for any distributions or payments received by such party from proceeds of any transfer or otherwise.

10.03 Limitation of Interest Holder’s Personal Liability. If an Interest Holder (as hereinafter defined) shall succeed to the interest of Landlord, the Interest Holder shall have no personal liability as successor to Landlord, and Tenant shall look only to the estate and property of the Interest Holder in the Project for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial procedure) requiring the payments of money in the event of any default by the Interest Holder as landlord under the Lease. In addition, the Interest Holder as holder of the Mortgage Document or as landlord under the Lease if it succeeds to that position, shall in no event (a) be liable to the Tenant for any act or omission of any prior landlord, (b) be subject to any offset or defense which Tenant might have against any prior landlord, (c) be liable to the Tenant for any liability or obligation of any prior landlord occurring prior to the date that the Interest Holder or any subsequent owner acquires title to the Project, or (d) be liable to the Tenant for any security or other deposits given to secure the performance of Tenant’s obligations under the Lease, except to the extent that the Interest Holder shall have acknowledged actual receipt of such security or other deposits in writing. No other property or assets of the Interest Holder shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease, the relationship of the landlord and the tenant thereunder or the Tenant’s use or occupancy of the Premises.

X.

11.01 Subordination.

(a) Tenant covenants and agrees with Landlord that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Project or any interest of Landlord therein, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof. Subject to Section 11.01(b), this clause shall be self-operative and no further instrument of subordination need be required by any owner or holder of any such ground lease, mortgage, deed of trust or security agreement. Subject to Subsection (b) below, in confirmation of such subordination, however, at Landlord’s written request, Tenant shall execute any reasonable and appropriate certificate or instrument that Landlord may request within ten (10) days after being requested by Landlord to do so. In the event of the enforcement by the ground lessor, the mortgagee, the trustee, the beneficiary or the secured party (any such party being herein referred to as “Interest Holder”) under any such ground lease, mortgage, deed of trust or security agreement (such documents being referred to herein as “Mortgage Documents”) of the remedies provided for by law or by such ground lease, mortgage, deed of trust or security agreement, Tenant, upon written request of the Interest Holder or any person or party succeeding to the interest of

Landlord as a result of such enforcement, will attorn to and automatically become the tenant of such Interest Holder or successor in interest without any change in the terms or other provisions of this Lease; provided, however, that such Interest Holder or successor in interest shall not be bound by (i) any payment of Rent for more than one month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, or (ii) any amendment or modification of this Lease made without the written consent of such Interest Holder or such successor in interest. Except as set forth in Subsection (b) below, upon request by any other Interest Holder or successor in interest, whether before or after the enforcement of its remedies, Tenant shall execute and deliver an instrument or instruments confirming and evidencing the attornment herein set forth. This Lease is further subject to and subordinate to all matters of record in Douglas County, Colorado.

(b) Prior to the Commencement Date, Landlord agrees to obtain from the current Interest Holder a subordination, non-disturbance and attornment agreement with Tenant, in the form referenced in Section 13.02(o). Tenant agrees to execute the form (without any changes thereto) prior to delivery by Landlord of such form to Interest Holder. Landlord agrees that the Commencement Date will be extended one (1) day for each day of delay in obtaining the executed agreement from the Interest Holder unless the delay was caused by Tenant. With respect to any subsequent Interest Holder, Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement on the then Interest Holder’s form which shall be executed by Tenant within ten (10) days of receipt thereof; however Landlord makes no representations or warranties that a non-disturbance agreement will be entered into by any such Interest Holder. If the non-disturbance agreement is not entered into by the subsequent Interest Holder then the automatic subordination set forth herein shall not apply and Tenant agrees to attorn to the subsequent Interest Holder.

(c) Notwithstanding anything to the contrary set forth in Section 11.01(a), above, any Interest Holder may at any time subordinate its lien to this Lease in whole or in part, without any need to obtain Tenant’s consent, and without regard to their respective dates of execution, delivery or recordation. In that event, to the extent set forth in such document, the Interest Holder shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof recorded, prior to the execution, delivery and recordation of the mortgage or deed of trust. In confirmation of such subordination, however, Tenant shall execute any appropriate certificate or instrument that Landlord or the Interest Holder may request within ten (10) days after being requested to do so.

11.02 Estoppel Certificate. Tenant agrees periodically to furnish within ten (10) days after written request by Landlord a certificate signed by a Tenant certifying (a) that the Lease is in full force and effect (if true) and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rental, Estimated Additional Rental and Additional Rental have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant

(if applicable and true), (d) that except as stated in the certificate no rental under this Lease has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant to its knowledge, as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rent or other charges due or to become due hereunder, (g) that to its knowledge, except as stated in the certificate, Landlord is not then in default under this Lease, (h) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease and (i) as to such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by any existing or prospective Interest Holder or purchaser of the Building or the Land or any part thereof or interest of Landlord therein.

Landlord agrees periodically to furnish within ten (10) days after written request by Tenant a certificate signed by a Landlord certifying (a) that the Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rental, Estimated Additional Rental and Additional Rental have been paid, (c) that the address for notices to be sent to Landlord is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (d) that, except as stated in the certificate, Landlord (to the Landlord’s knowledge), as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rent or other charges due or to become due hereunder, (e) that, except as stated in the certificate, Tenant (to the Landlord’s knowledge), is not then in default under this Lease, and (f) as to such other matters as may be reasonably requested by Tenant.

11.03 Right to Cure Landlord’s Default. Prior to exercising any remedy for an alleged default by Landlord hereunder, Tenant will give written notice to any Interest Holder of which Tenant has notice specifying the nature of the alleged default. Each Interest Holder shall have the right (but not the obligation) for a period of thirty (30) days after notice from Tenant to cure or remedy such default (or if the Interest Holder cannot reasonably cure or remedy such default within said thirty-day period, such longer period as is necessary to allow the Interest Holder to effect such cure or remedy, provided that the Interest Holder commences its good faith efforts to cure or remedy such default within said thirty (30) day period), and Tenant will accept such curative or remedial action taken by the Interest Holder with the same effect as if such action had been taken by Landlord.

XII.

12.01 Relocation. Intentionally Omitted.

12.02 Name Change. Landlord reserves and shall have the right at any time and from time to time to change the name of the Building as Landlord may deem advisable, and Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof; however this right of Landlord does not change or abrogate Tenant’s signage rights under Section 5.05, hereof.

12.03 Legal Fees. If either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney who files suit upon the same, and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party’s reasonable legal fees.

XIII.

13.01 Notices.

(a) Any notice or other communications to Landlord or Tenant required or permitted to be given under this Lease (and copies of the same to be given to the parties as below described) must be in writing and shall be effectively given if delivered to the addresses for Landlord and Tenant set forth below, or if sent by United States mail, certified or registered, return receipt requested, to said addresses:

The address for notices to Landlord is:

Patrinely Group, LLC

200 West Lake Park Blvd., Suite 700

Houston, Texas 77079

Attn: C. Dean Patrinely

with a copy to:

Patrinely Group, LLC

200 West Lake Park Blvd., Suite 700

Houston, Texas 77079

Attn: Michael C. Nicholls

Patrinely Group, LLC

4800 Hampden Lane, Suite 920

Bethesda, Maryland 20814

Attn: William S. Glading

Until Tenant occupies the Premises, after which time Tenant’s address for notices will be the Premises, the address for notices to Tenant is:

Time Warner Telecom, Inc.

5700 South Quebec Street

Greenwood Village, Colorado 80111

Attn: Assistant General Counsel

(b) Notice shall be deemed to have been given at the time of actual receipt, or as applicable the date that it was “not deliverable” by the respective delivery service or the date that delivery was refused or rejected as stated by the respective delivery service. There is no requirement that redelivery be attempted by such service. Either party shall have the right to change its address to which notices shall thereafter be sent by giving the other written notice thereof. Additionally, Tenant shall send copies of all notices required or permitted to be given to Landlord to each Interest Holder who notifies Tenant in writing of its interest and the address to which notices are to be sent.

13.02 Miscellaneous.

(a) This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

(b) Except as otherwise specifically set forth in Section 8.06 of this Lease, all rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law; and this Lease is declared to be a Colorado contract, and all of the terms thereof shall be construed according to the laws of the State of Colorado.

(c) This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.

(d) The terms and provisions of all Exhibits described herein and attached hereto are hereby made a part hereof for all purposes. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this Lease.

(e) If Tenant is a corporation, partnership or other entity, Tenant warrants and represents that (i) Tenant is a duly organized and existing legal entity in the State of Delaware, and is authorized to do business in and in good standing with the State of Colorado, (ii) Tenant has full right and authority to execute, deliver and perform this Lease and all consents or approvals required of third parties (including but not limited to its managers, members, board of directors or partners) for the execution, delivery and performance of this Lease have been obtained, (iii) the person executing this Lease on behalf of Tenant is authorized to do so and (iv) upon request by Landlord, such person shall deliver to Landlord satisfactory evidence of his/her authority to so execute this Lease on behalf of Tenant.

(f) Except as otherwise provided in the Lease, Tenant shall have no right, and Tenant hereby waives and relinquishes all rights which Tenant may otherwise have, to withhold, deduct from or offset against any Rent or other sums to be paid to Landlord by Tenant hereunder or in connection herewith.

(g) Time is of the essence in the payment and performance of Tenant’s obligations, and the exercise of its rights, under this Lease.

(h) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

(i) Neither this Lease nor any memorandum hereof shall be recorded in any public records without the prior written consent of Landlord.

(j) Landlord has agreed to pay to Fuller & Company (“Landlord’s Broker”) and to Cushman & Wakefield of Colorado, Inc. (“Tenant’s Broker”) real estate brokerage commissions as set forth in separate commission agreements between Landlord and Landlord’s Broker and Landlord and Tenant’s Broker, respectively. Landlord and Tenant hereby represent and warrant each to the other that they have not employed any other agents, brokers or other such parties in connection with this Lease, and each agrees that they shall hold the other harmless from and against any and all claims of all other agents, brokers or other such parties claiming by, through or under the respective indemnifying party.

(k) Landlord shall not be in default hereunder unless Landlord fails to cure such default within thirty (30) days of receipt of written notice thereof, however, if such default cannot reasonably be cured within thirty (30) days, Landlord shall not be deemed in default provided Landlord has commenced to cure the default within thirty (30) days of receipt of written notice thereof and diligently prosecutes same to completion. If Landlord disputes the existence of such default, Landlord’s commencement to cure any alleged default shall not be an admission by Landlord that it is in default, nor shall anything herein abrogate or diminish Tenant’s obligation to mitigate its damages. Failure of Tenant to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith shall not waive such default, but Tenant shall have the right to declare such default at any time and take such action as is authorized hereunder.

(l) Parking permits shall be provided to Tenant during the term of this Lease in accordance with the terms and conditions set forth in EXHIBIT I attached hereto and made a part hereof for all purposes.

(m) Tenant shall have the option to terminate this Lease in accordance with the terms and conditions set forth in EXHIBIT J attached hereto and made a part hereof.

(n) Tenant shall have the option to renew the term of this Lease in accordance with the terms and conditions set forth in EXHIBIT K attached hereto and made a part hereof for all purposes.

(o) The form of subordination, non-disturbance and attornment agreement from Landlord’s current lender is attached hereto as EXHIBIT L and made a part hereof for all purposes.

(p) Tenant shall have the right to a license of certain space for certain antennae equipment in accordance with the terms and conditions set forth in EXHIBIT M attached hereto and made a part hereof for all purposes.

(q) The Tenant shall have the right to certain Operating Expense and Real Estate Tax credits in accordance with the terms and conditions set forth in EXHIBIT N, attached hereto and made a part hereof for all purposes.

(r) The Tenant shall have the Right of First Refusal in accordance with the terms and conditions set forth in EXHIBIT O attached hereto and made a part hereof for all purposes.

(s) The Tenant shall have a Preferential Lease Right in accordance with the terms and conditions set forth in EXHIBIT P attached hereto and made a part hereof for all purposes.

(t) The Tenant shall have, the option to build storage space, as more specifically set forth in EXHIBIT O in accordance with the terms and conditions set forth in EXHIBIT O attached hereto and made a part hereof for all purposes. Provided that Tenant is leasing not less than two full floors of the Building as its Premises, the Landlord shall not, subject to the provisions hereof, (i) permit any company whose primary business is telecommunications and who is a direct competitor of Tenant to have their name on the monument sign (other than existing tenants and their successors and assigns) or (ii) name the Building or Project after any entity whose primary business is telecommunications and is a direct competitor of Tenant. Landlord may submit a name of a company or entity to Tenant and Tenant shall, within ten (10) days of receipt of such notice, either approve such name for purposes of this paragraph or disapprove such entity solely because such entity’s primary business is telecommunications and is a direct competitor of Tenant. Failure of Tenant to give notice in accordance herewith, time being of the essence, shall be an automatic waiver of Tenant’s rights hereunder with respect to such entity name. If the name is approved or waived, Tenant shall have no further rights to object to the use of such entity’s name as set forth above. This right shall be personal to Tenant. In no event shall this provision prohibit Landlord from leasing to such proposed tenant, it being understood and agreed that this restriction pertains solely to monument signage and naming of the Building as specifically set forth herein.

(u) The Tenant at its sole cost and expense, subject to Landlord’s approval with respect to location and screening and subject to Tenant’s compliance with design guidelines and covenants conditions and restrictions applicable thereto, shall have the right to install a generator and related equipment (the “Generator”) outside the Building to support Tenant’s emergency UPS and other electrical requirements. The installation thereof shall be subject to Tenant’s compliance with Section 5.02 of the Lease. Tenant shall keep, maintain and operate the Generator at its sole, risk, cost and expense, in good condition and repair at all times, in compliance with all applicable laws and requirements of Landlord’s insurer. Tenant shall upon expiration of the Lease term surrender the Generator in good condition and repair or remove the Generator, at Landlord’s option, and promptly repair any damage caused thereby. Tenant shall indemnify and hold Landlord harmless from any claims of costs, damages or expenses (including attorney’s fees) arising directly or indirectly from the Generator. Landlord shall have no obligations of any kind or nature with respect to the Generator and makes no representations, covenants or warranties of any kind or nature regarding the Generator and its compliance with laws or other requirements or its suitability for any particular purposes.

(v) Tenant reserves the right to control any and all publicity which specifically references by name the Tenant’s move to and leasing of office space within the Building, however this restriction is void (i) if Tenant makes any public announcement of its move or (ii) after October 1, 1999. Landlord agrees that if any press release or other publicity is going to contain information regarding Tenant, other than Tenant’s name, a reference to the Lease and square footage leased, then Landlord shall get Tenant’s prior approval thereof, which shall not be unreasonably delayed or withheld and any failure of Tenant to respond within ten (10) days of receipt of a copy of the proposed press release shall be deemed to be approval thereof by Tenant.

(w) Landlord agrees that it will, if requested, acknowledge for the benefit of any third-party lender, with respect to personal property or Trade Fixtures of Tenant, that Landlord does not have, and Tenant has not granted to Landlord, a lien in such personal property or Trade Fixtures, including the electrical generator and any other fixture of Tenant that is not the property of Landlord in accordance with the terms hereof.

IN TESTIMONY WHEREOF, the parties hereof have executed this Lease on the respective dates set forth beside the signature block for each such party, to be effective as of the later date, if not the same.

LANDLORD

PARKRIDGE ONE, LLC, a Delaware limited liability company

By:	Meadows Corporate Center PGI, LLC, its sole member

	By:	/s/ C. Dean Patrinely
	Name:	C. Dean Patrinely
	Title:	CEO
	Date:	7/22/99

TENANT

TIME WARNER TELECOM INC., a Delaware corporation

By:	/s/ Charles M. Boto
Name:	Charles M. Boto
Title:	VP, Real Estate
Date:	7/15/99

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